EX-99.B-77C
                           TARGET/UNITED FUNDS, INC.


SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                For     Against
J. Concannon            321,048,148   8,108,699
J. Dillingham           320,864,775   8,292,072
D. Gardner              320,081,666   9,075,181
L. Graves               320,977,973   8,178,874
J. Harroz Jr.           319,827,683   9,329,164
J. Hayes                320,477,648   8,679,199
R. Hechler              320,213,903   8,942,944
H. Herrmann             320,175,652   8,981,195
G. Johnson              320,296,358   8,860,489
W. Morgan               320,662,571   8,494,276
R. Reimer               320,005,837   9,151,010
F. Ross                 321,059,625   8,097,222
E. Schwartz             320,883,083   8,273,764
K. Tucker               321,027,737   8,129,110
F. Vogel                320,990,051   8,166,796

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                   For      Against     Abstain
           315,789,330    2,663,020  10,704,497

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                For     Against           Abstain
Asset Strategy Portfolio  2,492,800     173,274           113,086
Balanced Portfolio       12,254,949     838,672           403,862
Bond Portfolio           19,521,370     947,993           894,851
Growth Portfolio         82,041,246   4,402,774         2,833,334
High Income Portfolio    26,081,202     908,722         1,312,377
Income Portfolio         60,915,366   3,304,866         2,357,112
International Portfolio  20,383,542   1,136,563           569,696
Limited-Term Bond Portfolio 971,307      24,340            35,801
Money Market Portfolio   49,749,559   1,868,356         3,867,971
Science and Technology Portfolio4,837,845325,048          218,438
Small Cap Portfolio      21,369,200   1,232,139           769,186
Item 4. To approve or disapprove amendment of the Fund's policy regarding securities lending:

                                For     Against           Abstain
Asset Strategy Portfolio  2,557,194     104,885           117,081
Balanced Portfolio       12,392,131     636,259           469,093
Bond Portfolio           19,675,367     597,681         1,091,166
Growth Portfolio         82,347,732   3,195,972         3,733,650
High Income Portfolio    26,039,201     696,173         1,566,927
Income Portfolio         61,193,339   2,421,579         2,962,426
International Portfolio  20,658,058     703,102           728,641
Limited-Term Bond Portfolio 978,956      15,760            36,732
Money Market Portfolio   50,456,866   1,030,538         3,998,482
Science and Technology Portfolio4,918,571210,548          252,212
Small Cap Portfolio      21,650,369     849,713           870,443

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                   For      Against     Abstain
           302,425,873    8,042,499  18,688,475

(d)     Not applicable